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                                                                   EXHIBIT 23.4

           INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Imperial Credit Commercial Holdings, Inc.:

  The audit referred to in our report dated April 16, 1997, included the related financial statement schedule as of March 31, 1997, and for the period from January 15, 1997 (commencement of operations) through March 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

Orange County, California

June 10, 1997